Exhibit 10.1

SUMMARY SHEET OF EXECUTIVE CASH COMPENSATION

This Summary Sheet contains (i) the 2020 annual base salary rates and target percentages under the Key Officers Incentive Plan (the “KOIP”) adopted by the Board’s Human Resources and Compensation Committee (the “Committee”) on November 4, 2019 for our named executive officers; (ii) the 2021 annual base salary rates and target percentages under the KOIP adopted on February 23, 2021 for our named executive officers; (iii) the 2022 annual base salary rates and target percentages under the KOIP for J. Mitchell Dolloff and Karl G. Glassman adopted on November 9, 2021; (iv) the 2022 annual base salary rates and target percentages for the named executive officers other than Mr. Dolloff and Mr. Glassman under the KOIP adopted on February 21, 2022; and (v) information concerning the 2019-2021 Business Unit Profit Sharing (the “BUPS”) Award Agreement granted to Steven K. Henderson.

Named Executive Officers	2020 Annual Base Salary Rate[1]	2021 Annual Base Salary Rate	2022 Annual Base Salary Rate
J. Mitchell Dolloff, President & CEO	$700,000	$800,000	$1,120,000
Karl G. Glassman, Executive Chairman	$1,225,000	$1,225,000	$750,000
Jeffrey L. Tate, EVP & CFO	$570,000	$600,000	$618,000
Steven K. Henderson, EVP, President – Specialized Products and Furniture, Flooring & Textile Products	$530,000	$541,000	$552,000
Scott S. Douglas, SVP – General Counsel & Secretary	$450,000	$480,000	$494,400

[1]

The 2020 annual base salary rates were originally approved by the Committee on November 4, 2019. Because of various cost-cutting measures adopted by the Company in response to the economic downturn and uncertainty caused by the COVID-19 pandemic, the rates were reduced, effective April 12, 2020, by 50%. On June 29, 2020, effective July 5, 2020, the annual base salary rates were reinstated to their original levels.

The named executive officers were eligible to receive an annual cash incentive for 2020 and 2021, and are eligible to receive an annual cash incentive for 2022 under the 2020 KOIP (filed February 19, 2020 as Exhibit 10.1 to the Company’s Form 8-K) in accordance with the KOIP Award Formulas adopted each respective year. The 2022 KOIP Award Formula is attached as Exhibit 10.2 to the Company’s Form 8-K filed February 24, 2022. The cash award for 2020 and 2021 was, and for 2022 is, to be calculated by multiplying the executive’s annual base salary at the end of the KOIP plan year by a percentage set by the Committee (the “Target Percentage”), then applying the award formula adopted by the Committee for that year. The Award Formula in 2020, 2021 and 2022 established two performance criteria: (i) Return on Capital Employed (60% Relative Weight) and (ii) Cash Flow, or Free Cash Flow for Mr. Henderson, (40% Relative Weight).

The Target Percentages for 2020, 2021 and 2022 for our named executive officers are shown in the following table.

Named Executive Officers	2020 KOIP Target Percentage	2021 KOIP Target Percentage	2022 KOIP Target Percentage
J. Mitchell Dolloff, President & CEO	100%	100%	125%
Karl G. Glassman, Executive Chairman	120%	125%	100%
Jeffrey L. Tate, EVP & CFO	80%	80%	80%
Steven K. Henderson, EVP, President – Specialized Products and Furniture, Flooring & Textile Products	80%	80%	80%
Scott S. Douglas, SVP – General Counsel & Secretary	60%	70%	70%

Mr. Henderson accepted the 2019-2021 Business Unit Profit Sharing Award Agreement, which was filed February 24, 2021 as Exhibit 10.9 to the Company’s Form 8-K. The agreement provides that Mr. Henderson will receive a cash payment equal to 1.50% of the incremental earnings before interest and taxes (“EBIT”), subject to certain adjustments and limitations, produced by the business units under his direction during the three-year performance period. However, the EBIT results of these businesses did not result in a payout for this performance period pursuant to the 2019-2021 BUPS Award Agreement.

The Company changed its vehicle policy resulting in the loss of use of a Company vehicle by each of the named executive officers. As part of this change, the Company approved cash payments of $800 per month for a 12-month period in lieu of use of the vehicles (beginning in the month the executive returns the vehicle to the Company, which can be no later than September 30, 2022).